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DARDEN RESTAURANTS, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD LEADERS DELTA LLC
STARBOARD LEADERS FUND LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE A LP
STARBOARD VALUE A GP LLC
STARBOARD VALUE R LP
STARBOARD VALUE R GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
BRADLEY D. BLUM
CHARLES M. SONSTEBY
ROBERT MOCK
CRAIG S. MILLER

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Starboard Value LP, together with the other participants named herein (collectively, “Starboard”), has made a definitive filing with the Securities and Exchange Commission of a solicitation statement and an accompanying WHITE request card to be used to solicit requests from shareholders of Darden Restaurants, Inc. (the "Company") to call a special meeting of shareholders to approve a non-binding resolution urging the Board of Directors of the Company not to approve any agreement or proposed transaction involving a separation or spin-off of the Company's Red Lobster business prior to the 2014 Annual Meeting of Shareholders unless such agreement or transaction would require shareholder approval.

On April 11, 2014, Starboard Value LP issued the following press release.

GLASS LEWIS & CO. SUPPORTS STARBOARD'S EFFORTS TO CALL A SPECIAL MEETING OF DARDEN SHAREHOLDERS

Glass Lewis Concludes a Special Meeting Would Be Beneficial Given Darden's:

•	Poor Historical Operating and Stock-Price Performance

•	Legitimate Questions Regarding the Strategic and Financial Merit of the Currently Planned Red Lobster Separation

•	Failure of the Board and Management Team to Make a Compelling Case for Their Current Plan

•	Widespread Concern and Skepticism among Darden’s Shareholder Base; and

•	Previous Eschewing Reaction to Shareholders and Investors who Have Been Critical of the Company

Glass Lewis Recommends that Shareholders CONSENT to Starboard's Solicitation Using the WHITE Request Card

Starboard Urges All Shareholders to Follow Glass Lewis' Recommendation Today and Support Calling a Special Meeting Consenting on Starboard's WHITE Request Card

NEW YORK, April 11, 2014  -- Starboard Value LP (together with its affiliates, "Starboard"), one of the largest shareholders of Darden Restaurants, Inc. ("Darden" or the "Company") (NYSE: DRI), with ownership of approximately 5.5% of the outstanding common stock of the Company, announced today that Glass Lewis & Co., LLC, a leading independent proxy voting advisory firm, has recommended that Darden shareholders CONSENT on Starboard's WHITE request card to Starboard's solicitation to call a Special Meeting of Darden shareholders.  At the Special Meeting, shareholders would be asked to consider a non-binding resolution urging the Darden Board not to approve any agreement or proposed transaction involving a Red Lobster separation or spin-off prior to the 2014 Annual Meeting unless such agreement or transaction would require shareholder approval.

Starboard has detailed in numerous letters and presentations why the Red Lobster Separation is the wrong spin-off, at the wrong time, for the wrong reasons. Starboard believes that the Special Meeting is necessary because Darden appears intent on completing the Red Lobster Separation prior to the 2014 Annual Meeting of Shareholders, when all directors are up for election, and therefore without the Special Meeting, shareholders will not have the opportunity to have their voices formally heard on this critical matter.

Importantly, Glass Lewis noted that although it typically believes strategy and organizational decisions are best left to management teams and boards of directors, in this case Glass Lewis believes Starboard has made a compelling case that management and the Board (i) have failed to enhance shareholder value relative to peers, (ii) are pursuing an initiative that threatens to destroy shareholder value, and (iii) have not proven that they should be given complete deference with respect to strategic matters.

Glass Lewis concluded that shareholders should consent to a Special Meeting on Starboard's WHITE request card, saying:

"Overall, given the Company's poor historical operating and stock-price performance, legitimate questions regarding the strategic and financial merit of the currently planned Red Lobster separation, the failure of the board and management team to make a compelling case for their current plan, the widespread concern and skepticism among Darden's shareholder base and the Company's previous eschewing reaction to shareholders and investors who have been critical of the Company, we believe a formalized and clear display of shareholders' views on the planned spin-off, -- in the form of a shareholder vote -- would be beneficial in this case."

Excerpts from Glass Lewis' Analysis & Recommendation

On How Starboard Has Made a Compelling Case that the Proposed Red Lobster Separation, in its Current Form, Threatens to Destroy Shareholder Value:

"In this case, however, we believe Starboard has put forth a compelling case that management and the board have failed to enhance shareholder value to the extent of the Company's closest peers and that executives and directors are currently pursuing an initiative -- the separation of the Red Lobster business -- which in its current form threatens to destroy shareholder value."

On the Darden Board's Failure to Justify How a Separation of Red Lobster Will Resolve the Company's Operational Issues or Lead to Shareholder Value Creation:

"In our view, the board has also fallen short of justifying that it should be given complete deference with respect to strategic matters or how a spin-off of Red Lobster into a separate company is likely to resolve the operational issues that the brand and Darden face, or how the spin-off would lead to the creation of shareholder value."

On How Darden's Prolonged and Problematic Operational Underperformance Calls into Question Management and the Board's Judgment Regarding a Red Lobster Separation:

"The Company has clearly underperformed its peers by a significant margin, in our opinion and makes a strong case for investors to question the board's and management's strategic judgment regarding a Red Lobster separation."

On the Board's Inadequate Justification for Pursuing the Red Lobster Separation Rather than a More Rational Plan for Separating Similar Brands Together:

"Thus, if the Company has deemed a separation of its brands as the best strategic course, then we question why the board and management would not pursue a seemingly logical plan of grouping relatively similar brands together. In light of these questions and concerns, as voiced by shareholders and the investor community to the board and management, we believe the board has, up to this point, provided an inadequate justification to shareholders for opting instead to pursue a plan which many view as suboptimal."

On the Reasons Shareholders Should Seriously Doubt Whether Darden is Truly Committed to Shareholder Engagement and to Taking into Account Shareholder Input on the Red Lobster Separation:

"Darden's portrayal of itself as a company that is strongly committed to shareholder engagement, that welcomes shareholder input and that values the views of shareholders rings somewhat hollow, to our ears, considering the Company's corporate governance policies and its track record of dealing with investors and analysts who have been critical of the Company."

On Darden's Unwillingness to Fully Engage with Shareholders Regarding the Red Lobster Separation:

"Despite what the Company says about its attitude toward shareholder engagement and the value it places on the views of shareholders, Darden's actions speak louder than its words… it still appears that the Company is unwilling to fully engage shareholders in constructive or critical discussions regarding the Red Lobster separation. The Company's poor justification of its plan and its stonewalling response of critical shareholders to date likely explains the continuing vocal criticism and questioning of Darden's strategy by investors and analysts."

On Discrediting Darden's Claim that the Special Meeting Would be Costly and Unnecessary:

"While it's important to control costs, we believe it's appropriate in certain situations to potentially incur millions of dollars in costs in order to facilitate a process designed to ensure the safeguarding and ultimate realization of hundreds of millions or billions of dollars of shareholder value at stake."

Glass Lewis' Conclusion:

"Based on the factors addressed above, we believe shareholders should exercise their right to call a special meeting in order to vote, on an advisory basis, on what would be a strategic and organizational transformation at Darden. Accordingly, we recommend that shareholders CONSENT to Starboard's solicitation using the WHITE proxy card."

STARBOARD URGES SHAREHOLDERS TO FOLLOW GLASS LEWIS' RECOMMENDATION AND ACT NOW!

COMPLETE AND RETURN THE WHITE REQUEST CARD TODAY TO ENSURE OUR VOICES ARE HEARD

If you have any questions or require assistance with your vote, please contact Okapi Partners LLC toll-free at (877) 869-0171 or email: info@okapipartners.com.

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

Okapi Partners
Bruce H. Goldfarb/Patrick McHugh
(212) 297-0720